Exhibit 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 2, 2001, accompanying the consolidated financial statements and schedule included in the Annual Report of ONTRACK Data International Inc. on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of ONTRACK Data International Inc. on Forms S-8 (File No. 333-18969, effective December 10, 1996, File No. 333-87873, effective September 27, 1999 and File No. 333-42496, effective July 28, 2000) and on Form S-3 (File No. 333-87871, effective October 6, 1999).


                                        /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 28, 2001